Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

BY AND AMONG

ANALYSTS INTERNATIONAL CORPORATION,
as Borrower

WELLS FARGO BANK, NATIONAL ASSOCIATION,
acting through its Wells Fargo Business Credit operating division

As of September 30, 2009

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”) is dated as of September 30, 2009, and is entered into between ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company has asked Wells Fargo to provide it with a $15,000,000 revolving line of credit (the “Line of Credit”) for working capital purposes and to facilitate the issuance of letters of credit.  Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

ARTICLE I
AMOUNT AND TERMS OF THE LINE OF CREDIT

Section 1.1                                      Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)                                  Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) the Maximum Line Amount, or (ii) the Borrowing Base.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

(b)                                 Maturity and Termination Dates.  Company may request Advances from the date that the conditions set forth in Article III are satisfied until the earlier of:  (i) the Maturity Date, (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default.  The earliest of the dates described in this clause (b) is the “Termination Date”.

(c)                                  Use of Line of Credit Proceeds.  Company shall use the proceeds of the initial Advance to refinance existing senior debt and shall use the proceeds of each subsequent Advance and each Letter of Credit for ordinary working capital purposes.

(d)                                 Revolving Note.  Company’s obligation to repay Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note substantially in the form set forth in Exhibit G (as renewed, amended, substituted or replaced from time to time, the “Revolving Note”).

Section 1.2                                      Borrowing Base; Mandatory Prepayment.

(a)                                  Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                     85%, or such lesser percentage as Wells Fargo in its sole discretion may deem appropriate, of Eligible Billed Accounts minus Subcontractor Payables related to Billed Accounts; plus

(ii)                                  the smaller of (A) 70%, or such lesser percentage as Wells Fargo in its sole discretion may deem appropriate, of Eligible Unbilled Accounts minus Subcontractor Payables related to Unbilled Accounts, or (B) $3,000,000; less

(iii)                               the Borrowing Base Reserve, less

(iv)                              the Dilution Reserve, less

(v)                                 the Payroll Reserve, less

(vi)                              Indebtedness that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(vii)                           Indebtedness that is not otherwise described in Article I, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company and/or any of its Subsidiaries by Wells Fargo.

Wells Fargo will use its best efforts to promptly notify Company of any change in the advance rates set forth in clauses (i) and (ii)(A) above.

(b)                                 Mandatory Prepayment; Overadvances.  If outstanding Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Company shall immediately prepay the Revolving Note in an amount sufficient to eliminate the excess, and if payment in full of the Revolving Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Company shall immediately deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

Section 1.3                                      Procedures for Advances.

(a)                                  Advances Credited to Operating Account.  All Advances, whether accruing interest at the Floating Rate (“Floating Rate Advances”) or at the Fixed Rate (“Fixed Rate Advances”), shall be credited to Company’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in an Authenticated Record to disburse to another account.

(b)                                 Advances upon Company’s Request.  Company may request one or more Advances on any Business Day.  Each request shall be deemed a request for a Floating Rate Advance unless Company specifically requests that an Advance be funded as a Fixed Rate Advance as provided in Section 1.5.  No request for an Advance will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.

(c)                                  Advances through Loan Manager.  If Wells Fargo has separately agreed that Company may use Loan Manager, Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a).  If Wells Fargo terminates Company’s access to Loan Manager, Company may continue to request Advances as provided in Section 1.3(b).  Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.  Wells Fargo will use its best efforts to promptly notify Company of the termination of Loan Manager.  Advances through Loan Manager shall not be made as Fixed Rate Advances.

(d)                                 Protective Advances; Advances to Pay Indebtedness Due.  Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Company’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral or to perform any of Company’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

Section 1.4                                      Floating Rate Advances.  Company may request an Advance at the Floating Rate no later than 11:59 a.m. Central Time on the Business Day on which Company wants the Floating Rate Advance to be funded.  Rate Hedges may not be used with respect to any Advance that utilizes the Floating Rate.

Section 1.5                                      Fixed Rate Advances and Rate Hedges.

(a)                                  Fixed Rates for Fixed Rate Interest Periods; Quotation of Rates.  Wells Fargo will quote Company a Fixed Rate for a three (3) month term (each a “Fixed Rate

Interest Period”, as more fully defined in Exhibit A), which Fixed Rate Interest Period will commence on the Business Day on which the request was made, provided that the request is received by Wells Fargo no later than 11:59 a.m. Central Time of the Business Day that the Advance is to be funded.  If Company does not promptly accept the quoted Fixed Rate, then the quote shall expire and any subsequent request for a quote shall be subject to redetermination by Wells Fargo.

(b)                                 Procedure for Requesting and Renewing Fixed Rate Advances.  Company may request a Fixed Rate Advance, or convert a Floating Rate Advance to a Fixed Rate Advance, or renew an existing Fixed Rate Advance, provided that Wells Fargo receives the request no later than 11:59 a.m. Central Time three Business Days before the Business Day that will be the first day of the new Fixed Rate Interest Period.  Each request shall specify the principal amount to be advanced at the Fixed Rate, or to be converted from the Floating Rate, or to be renewed, and shall be confirmed in an Authenticated Record if requested by Wells Fargo.  Each Fixed Rate Advance shall be in multiples of $500,000 and in the minimum amount of at least $1,000,000.  No more than four separate Fixed Rate Advances may be outstanding at any time.

(c)                                  Expiration of Fixed Rate Advances.  Unless a Fixed Rate Advance is subject to a Rate Hedge, or is renewed, paid, or prepaid on or before the expiration of the related Fixed Rate Interest Period, each Fixed Rate Advance shall automatically be converted to the Floating Rate upon the expiration of the Fixed Rate Interest Period.  An expiring Fixed Rate Advance may not be renewed for a new Fixed Rate Interest Period if a Default Period is in effect, unless a Rate Hedge applies to the Fixed Rate Advance.

(d)                                 Fixed Rate Advances Subject to a Rate Hedge; Interest Rate Floors.  Any Fixed Rate Advance may be made subject to a Rate Hedge pursuant to the separate agreement of Company and Wells Fargo.  Any Fixed Rate Advance subject to a Rate Hedge shall automatically and continuously renew for successive Fixed Rate Interest Periods until the earlier of the Termination Date or the termination of the Rate Hedge for any reason, after which time the Advance will accrue interest at the Floating Rate, and subject to the Default Rate, if applicable.  If the Floating Rate, which determines Fixed Rate Advance pricing, is subject to a minimum interest rate floor, the interest rate floor will not apply to the calculation of interest accruing with respect to any Fixed Rate Advance at any time that a Rate Hedge is currently in effect.  Upon termination of any Rate Hedge, the minimum interest rate floor shall resume application to Fixed Rate Advance borrowings that were formerly subject to such Rate Hedge.

(e)                                  Taxes and Regulatory Costs.  Company shall also pay Wells Fargo with respect to any Fixed Rate Advance based on LIBOR, all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that are related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that are related to

LIBOR but not otherwise included in the calculation of LIBOR.  In determining which of these amounts are attributable to an existing Fixed Rate Advance that is based on LIBOR, any reasonable allocation made by Wells Fargo among its operations shall be deemed conclusive and binding.

Section 1.6                                      Collection of Accounts and Application to Revolving Note.

(a)                                  The Collection Account.  Company has granted a security interest to Wells Fargo in the Collateral, including without limitation, all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Collection Account. Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.

(b)                                 Payment of Accounts by Company’s Account Debtors.  Company shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit. If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, Company will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)                                  Application of Payments to Revolving Note.  Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Company by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.  All payments shall be applied first to any unpaid Floating Rate Advances, and once paid, to outstanding Fixed Rate Advances.  If more than one Fixed Rate Advance is outstanding, the payments shall be applied to such Fixed Rate Advances in the order and in the amounts as Wells Fargo may deem appropriate, unless Company specifies at the time of payment how such payments are to be applied.

Section 1.7                                      Interest and Interest Related Matters.

(a)                                  Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:

(i)                                     Floating Rate Pricing.  The “Floating Rate” for Advances shall be an interest rate equal to Daily Three Month LIBOR plus the applicable Margin, which interest rate shall change whenever Daily Three Month LIBOR changes.

(ii)                                  Fixed Rate Pricing.  The “Fixed Rate” for Advances shall be an interest rate equal to the Floating Rate in effect on the first Business Day of the Fixed Rate Interest Period.

(iii)                               Margin.  The margin (the “Margin”) shall be three and one-half percent (3.50%).

(b)                                 Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been waived (each such period a “Default Period”), or during a time period specified in Section 1.10, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is three percent (3.00%) above the contractual rate set forth in Section 1.7(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the fiscal quarter in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(c)                                  Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law.  Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

Section 1.8                                      Fees.

(a)                                  Origination Fee.  Company shall pay Wells Fargo a one time origination fee of $150,000, which shall be fully earned and payable upon the execution of this Agreement.

(b)                                 Unused Line Fee.  Company shall pay Wells Fargo an annual unused line fee of one-half of one percent (0.50%) per annum of the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c)                                  Collateral Exam Fees.  Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $125.00 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral exam, audit or inspection.

(d)                                 Line of Credit Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the Line of Credit or reduces the Maximum Line Amount during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company reduces the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee, as applicable, in an amount equal to a percentage of the Maximum Line Amount or the reduction of the Maximum Line Amount, as the case may be, calculated as follows:  (A) two percent (2.00%) if the termination or reduction occurs on or before the first anniversary of the date of this Agreement; (B) one percent (1%) if the termination or reduction occurs after the first anniversary of the date of this Agreement, but on or before the second anniversary of the date of this Agreement; provided, however, the termination fee set forth in this Section 1.8(d) shall be waived by Wells Fargo if the Line of Credit is fully refinanced by a commercial banking office of Wells Fargo at any time following the date which is eighteen (18) months after the date of this Agreement.

(e)                                  Overadvance Fees.  Company shall pay a $500 Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo’s acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default.  Company shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.

(f)                                    Treasury Management Fees.  Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(g)                                 Letter of Credit Fees.  Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of three percent (3.0%) of the Aggregate Face Amount of the Letter of Credit accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned for cancellation, which fee shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned for cancellation; provided, however, following an Event of Default, this fee shall increase to six percent (6.0%) of the Aggregate Face Amount of such Letter of Credit, commencing on the first day of the fiscal quarter in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.  Pricing will be determined on a case-by-case basis in respect of any commercial letters of credit.

(h)                                 Letter of Credit Administrative Fees.  Company shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to any Letter of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(i)                                     Other Fees and Charges.  Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo’s sole discretion following oral notice to Company on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company’s request for an Advance following such notice shall constitute Company’s agreement to pay such fees and charges.

(j)                                     Appraisal Fees.  Company shall pay Wells Fargo fees in connection with any appraisal of Collateral or any other property in which Wells Fargo has a security interest conducted by or on behalf of Wells Fargo, together with all actual out-of-pocket costs and expenses incurred in conducting any appraisal.

(k)                                  Fixed Rate Advance Breakage Fees.  Company may prepay any Fixed Rate Advance at any time in any amount, whether voluntarily or by acceleration; provided, however, that if the Fixed Rate Advance is prepaid, Company shall pay Wells Fargo upon demand a Fixed Rate Advance breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which the Fixed Rate Interest Period matures, calculated as follows for each such month:

(i)                                     Determine the amount of interest that would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Fixed Rate Interest Period.

(ii)                                  Subtract from the amount determined in (i) above the amount of interest that would have accrued for the same month on the amount of principal prepaid for the remaining term of the Fixed Rate Interest Period at a rate equal to LIBOR in effect on the date of prepayment for new loans extended at a Fixed Rate for the remainder of the Fixed Rate Interest Period in a principal amount equal to the amount prepaid.

(iii)                               If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Company acknowledges that prepayment of the Revolving Note may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities.  Company agrees to pay the above-described Fixed Rate Advance breakage fee and agrees that this amount represents a reasonable estimate of the Fixed Rate Advance breakage costs, expenses and/or liabilities of Wells Fargo.

Section 1.9                                      Interest Accrual; Principal and Interest Payments; Computation.

(a)                                  Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note on Floating Rate Advances and interest accruing on any Fixed Rate Advance shall be due and payable on the applicable Interest Payment Date (as defined in Exhibit A hereto) and on the Termination Date, and, in the case of interest due and payable on Floating Rate Advances, shall be paid in the manner provided in Section 1.6(c).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.

(b)                                 Payment of Revolving Note Principal.  The principal amount of the Revolving Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)                                  Payments Due on Non-Business Days.  Unless otherwise specified, if an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)                                 Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)                                  Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company.  Upon Wells Fargo’s request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

Section 1.10                                Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a)                                  Termination or Reduction of the Line of Credit by Company after Advance Notice.  Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 90 days prior to the proposed date of termination or reduction, (ii) pays Wells Fargo the termination or reduction fee, as applicable, set forth in Section 1.8(d), and (iii) pays the Indebtedness in full in connection with a termination or down to the reduced Maximum Line Amount in connection with a reduction.  Any reduction in the Maximum Line Amount shall be in multiples of $1,000,000, with a minimum reduction of at least $5,000,000.

(b)                                 Termination or Reduction of the Line of Credit by Company without Advance Notice.  If Company fails to deliver to Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.10(a), Company may nevertheless terminate the Line of Credit or reduce the Maximum Line Amount and pay the Indebtedness in full in connection with a termination or down to the reduced Maximum Line Amount in connection with a reduction if it pays the termination or reduction fee, as applicable, set forth in Section 1.8(d).

(c)                                  Non-Renewal by Company; Notice.  If Company does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company shall deliver an Authenticated Record to Wells Fargo at least 90 days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. If Company fails to deliver to Wells Fargo such timely notice, then the Revolving Note shall accrue interest at the Default Rate commencing on the 90th day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention not to renew.

Section 1.11                                Letters of Credit.

(a)                                  Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby or commercial letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Company’s account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of:  (i) $3,000,000 less the L/C Amount, or (ii) the lesser of the Maximum Line Amount or the Borrowing Base, minus an amount equal to the sum of the outstanding Advances plus the L/C Amount.

(b)                                 Additional Letter of Credit Documentation.  Prior to requesting issuance of a Letter of Credit, Company shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, as applicable, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of the Letter of Credit and Company’s obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).

(c)                                  Expiration.  No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

(d)                                 Obligation of Reimbursement During Default Periods.  If Company is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Company shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of presentment of the underlying draft until reimbursement in full at the Default Rate.  Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

Section 1.12                                Special Account.  If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount continues to exceed the Borrowing Base, then Company shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base.  If Company fails to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo.  Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness.  Company may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned for cancellation to Wells Fargo or have expired and the Indebtedness has been fully paid.

ARTICLE II
SECURITY INTEREST AND OCCUPANCY OF COMPANY’S PREMISES

Section 2.1                                      Grant of Security Interest.  Company hereby pledges, assigns and grants to Wells Fargo a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, Company shall grant Wells Fargo a Lien and security interest in all commercial tort claims that it may have against any Person.

Section 2.2                                      Notifying Account Debtors and Other Obligors; Collection of Collateral.  Wells Fargo may, at any time during any Default Period, deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo.  Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request.  After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor.  Wells Fargo may, in Wells Fargo’s name or in Company’s name, as Company’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Company’s mail to any address designated by Wells Fargo, otherwise intercept Company’s mail, and receive, open and dispose of Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company’s account or forwarding such mail to Company’s last known address.

Section 2.3                                      Assignment of Insurance.  As additional security for the Indebtedness, Company hereby assigns to Wells Fargo all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including without limitation all proceeds and refunds) that may be payable under any policy, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo.  At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo’s or Company’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

Section 2.4                                      Company’s Premises.

(a)                                  Wells Fargo’s Right to Occupy Company’s Premises.  Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where Company or any Subsidiary conducts its business or has any rights of possession, including without limitation the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)                                 Wells Fargo’s Use of Company’s Premises.  Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c)                                  Company’s Obligation to Reimburse Wells Fargo.  Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner or mortgagee of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

Section 2.5                                      License.  Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of finishing, selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 2.6                                      Financing Statements.

(a)                                  Authorization to File.  Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any commercial tort claims.  All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby re-authorized.  Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

(b)                                 Termination.  Wells Fargo shall, at Company’s expense, release or terminate any filings or other agreements that perfect the Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, upon Wells Fargo’s receipt of the following, in form and content satisfactory to Wells Fargo:  (i) cash payment in full of all Indebtedness and a completed performance by Company with respect to its other obligations under this Agreement, (ii) evidence that the commitment of Wells Fargo to make Advances and to issue Letters of Credit under the Line of Credit or under any other facility with Company has been terminated, (iii) a release of all claims against Wells Fargo by Company relating to Wells Fargo’s performance and obligations under the Loan Documents, and (iv) an agreement by Company, any Guarantor, and any new lender to Company to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be returned or otherwise not paid for any reason.

Section 2.7                                      Setoff.  Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company or any Subsidiary by Wells Fargo against any Indebtedness, whether or not due.

Section 2.8                                      Collateral Related Matters.  This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency.  Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral.  Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application.  Wells Fargo has no obligation to clean-up or prepare Collateral for sale.  Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

Section 2.9                                      Notices Regarding Disposition of Collateral.  If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least 10 days before the date of intended disposition or other action.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1                                      Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit.  Wells Fargo’s obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

Section 3.2                                      Additional Conditions Precedent to All Advances and Letters of Credit.  Wells Fargo’s obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in an Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D.  Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

ARTICLE V
COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

Section 5.1                                      Reporting Requirements.  Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a)                                  Annual Financial Statements.  As soon as available and in any event within 120 days after Company’s fiscal year end, the audited financial statements of Company and its Subsidiaries prepared by an independent certified public accountant acceptable to Wells Fargo, which shall include the balance sheet, income statement, and statement of shareholders’ equity and cash flows for Company and its Subsidiaries prepared on a consolidated basis.  The annual financial statements shall be accompanied by the unqualified opinion of such accountant and a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by Company’s chief financial officer.  Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by copies of all management letters prepared by Company’s accountants if provided by such accountants.

(b)                                 Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each fiscal month, a Company-prepared balance sheet, income statement and statement of cash flows of Company and its Subsidiaries prepared for that month and for the year—to-date period then ended, prepared on a consolidated basis and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments.  The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company’s chief financial officer.

(c)                                  Collateral Reports.  No later than 10 Business Days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Company’s accounts receivable and accounts payable, and a calculation of Company’s Accounts, Eligible Billed Accounts and Eligible Unbilled Accounts as of the end of that month or shorter time period requested by Wells Fargo.  All reports described in this subsection (c) shall be submitted electronically to Wells Fargo through the secure file upload service available through Wells Fargo’s Commercial Electronic Office® (“CEO®”) portal.

(d)                                 Projections.  No later than 30 days after each fiscal year end, Company’s projected balance sheet, income statement and statement of cash flows for each month of the next fiscal year, certified as accurate by Company’s chief financial officer and accompanied by a statement of assumptions and supporting schedules and information.

(e)                                  Supplemental Reports.  Weekly, or more frequently if Wells Fargo requests, Wells Fargo’s standard form of “daily collateral report”, together with receivables schedules, collection reports, credit memos, copies of invoices, shipment documents and delivery receipts for goods sold and services provided to account debtors; provided, however, if (a) the sum of outstanding Advances and the L/C Amount has been less than $3,000,000 at all times and (b) the sum of Cash-on-Hand and the Excess Borrowing Base Availability has been $8,000,000 or more at all times, then Wells Fargo will permit such collateral reports to be delivered to Wells Fargo on a monthly basis.

(f)                                    Litigation.  No later than 3 days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company or any Subsidiary in excess of $100,000.

(g)                                 Intellectual Property.  (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of the intention of Company or any Subsidiary to acquire such rights; (ii) except for transfers permitted under Section 5.18, no later than 30 days before Company or any Subsidiary disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s or such Subsidiary’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Company’s or any Subsidiary’s Intellectual Property Rights by any Person, (B) claims that Company or any Subsidiary is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company’s or any Subsidiary’s Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company’s or any Subsidiary’s Intellectual Property Rights.

(h)                                 Defaults.  No later than 3 days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.

(i)                                     Disputes.  Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers exceeding $200,000 individually or $500,000 in the aggregate during any fiscal year; (ii) credit memos not previously reported in Section 5.1(e); and (iii) any goods returned to or recovered by Company or services disputed outside of the ordinary course of business or in the ordinary course of business but with a value in an amount in excess of $200,000.

(j)                                     Changes in Officers and Directors.  Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company’s Officers and Directors.

(k)                                  Collateral.  Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or to any material assets of any Subsidiary or of any substantial adverse change in any Collateral or the prospect of its payment or in any material assets of any Subsidiary.

(l)                                     Commercial Tort Claims.  Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by Company or any Subsidiary against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the damages of Company or such Subsidiary, copies of any complaint or demand letter submitted by Company or such Subsidiary, and such other information as Wells Fargo may request.

(m)                               Reports to Shareholders.  Promptly upon distribution, access to all financial statements, reports and proxy statements which Company shall have sent to its Shareholders.

(n)                                 Violations of Law.  No later than 3 days after discovery of any violation, a Record notifying Wells Fargo of any violation by Company or any Subsidiary of any law, rule or regulation, the non-compliance with which could materially and adversely affect the financial condition, properties or operations of Company or any Subsidiary.

(o)                                 Pension Plans.  (i) Promptly upon discovery, and in any event within 30 days after Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Company or any Subsidiary fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Company knows or has reason to know that Company or any Subsidiary may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.

(p)                                 Other Reports.  From time to time, with reasonable promptness, all customer lists, receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors and such other materials, reports, records or information as Wells Fargo may request.

Section 5.2                                      Financial Covenants.  Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)                                  Minimum Year-to-Date Earnings Before Taxes.  Company shall achieve, during each year-to-date period described below, Earnings Before Taxes for the Consolidated Group of not less than the amount set forth for each such year-to-date period (numbers appearing between “< >” are negative):

Year-to-Date Period Ended	Minimum Earnings Before Taxes
September 2009	$<16,000,000>
December 2009	$<17,000,000>
March 2010	$<3,000,000>
June 2010	$<3,500,000>
September 2010	$<3,250,000>
December 2010	$<2,000,000>
March 2011	$100,000
June 2011	$250,000
September 2011	$350,000
December 2011	$500,000
March 2012	$100,000
June 2012	$250,000
September 2012	$350,000

(b)                                 Capital Expenditures.  Company and its Subsidiaries shall not incur or contract to incur Capital Expenditures of more than $2,000,000 in the aggregate for the Consolidated Group during any fiscal year, or more than $2,000,000 in any one transaction.

(c)                                  Minimum Excess Borrowing Base Availability.  Company shall maintain, at all times, a minimum Excess Borrowing Base Availability of not less than $5,000,000.

Section 5.3                                      Other Liens and Permitted Liens.

(a)                                  Other Liens; Permitted Liens.  Company shall not, and shall not permit any Subsidiary to, create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”):  (i) in the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of Company or such Subsidiary as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and that secure indebtedness for borrowed money permitted under Section 5.4; (iii) the Security Interest and Liens created by the Security Documents; and (iv) purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value of such Equipment and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b)                                 Financing Statements.  Company shall not, and shall not permit any Subsidiary to, authorize the filing of any financing statement by any Person as Secured Party with respect to any of the assets of Company or any Subsidiary, other than Wells Fargo.  Company shall not, and shall not permit any Subsidiary to, amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

Section 5.4                                      Indebtedness.  Company shall not, and shall not permit any Subsidiary to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on behalf of Company or any Subsidiary, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except:  (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F; and (c) indebtedness secured by Permitted Liens.

Section 5.5                                      Guaranties.  Company shall not, and shall not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except:  (a) the endorsement of negotiable instruments by Company or any Subsidiary for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F.

Section 5.6                                      Investments and Subsidiaries.  Company shall not, and shall not permit any Subsidiary to, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including without limitation any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a)                                  Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)                                 Travel advances or loans to Company’s Officers and employees not exceeding at any one time an aggregate of $100,000;

(c)                                  Prepaid rent not exceeding one month or security deposits; and

(d)                                 Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D.

Section 5.7                                      Creation of New Subsidiaries; New Guarantors.  Company shall not, and shall not permit any Subsidiary to, create a Subsidiary, nor will it acquire any business which would constitute a Subsidiary, without first obtaining the prior written approval of Wells

Fargo.  Upon receipt of any such prior written approval, Company will cause each new Subsidiary to execute and deliver to Wells Fargo a Guaranty guarantying the Indebtedness and a Security Agreement and such other security documents as may be required by Wells Fargo, granting Wells Fargo a security interest in all of the assets of such Subsidiary, each in form and content acceptable to Wells Fargo.

Section 5.8                                      Dividends and Distributions.  Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or make any distribution regarding its stock, either directly or indirectly.

Section 5.9                                      Salaries.  Company shall not, and shall not permit any Subsidiary to, pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.

Section 5.10                                Books and Records; Collateral Examination; Inspection and Appraisals.

(a)                                  Books and Records; Inspection.  Company shall keep, and shall cause each Subsidiary to keep, complete and accurate books and records with respect to its assets and its business and financial condition and any other matters that Wells Fargo may request in accordance with GAAP, and all such books and records shall at all times be maintained at the chief executive office of Company located at 3601 West 76th Street, Minneapolis, Minnesota 55435.  Company shall permit, and shall cause each Subsidiary to permit, any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss its affairs with any of its Directors, Officers, employees or agents.

(b)                                 Authorization to Agents of Company and Subsidiaries to Make Disclosures to Wells Fargo.  Company authorizes, and shall cause each Subsidiary to authorize, all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Company’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company or any Subsidiary.

(c)                                  Collateral Exams and Inspections.  Company shall permit, and shall cause each Subsidiary to permit, Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property or assets of Company or any Subsidiary at any time during ordinary business hours; provided, however, so long as (i) no Event of Default exists, (ii) the sum of outstanding Advances and the L/C Amount have been less than $3,000,000 at all times, and (iii) the sum of Cash-on-Hand and the Excess Borrowing Base Availability has been $8,000,000 or more at all times, then collateral exams may be performed on a semi-annual basis.

(d)                                 Collateral Appraisals.  Wells Fargo may also obtain, from time to time, at Company’s expense, an appraisal of the Collateral and of any other assets of Company or any Subsidiary by an appraiser acceptable to Wells Fargo in its sole discretion.

Section 5.11                                Account Verification; Payment of Permitted Liens.

(a)                                  Account Verification.  Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Accounts of Company or any Subsidiary; and (ii) require Company or any Subsidiary to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b)                                 Covenant to Pay Permitted Liens.  Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 5.12                                Compliance with Laws.

(a)                                  General Compliance with Applicable Law; Use of Collateral.  Company shall comply, and shall cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition.  Company shall use and keep, and shall cause each Subsidiary and each other Person to use and keep the Collateral and all other assets only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)                                 Compliance with Federal Regulatory Laws.  Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is a Director or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply, and cause each Subsidiary to comply, with the USA Patriot Act and Wells Fargo’s related policies and procedures.

(c)                                  Compliance with Environmental Laws.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of, and shall cause each Subsidiary to not generate, use, transport, treat, store or dispose of, any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 5.13                                Payment of Taxes and Other Claims.  Company shall pay or discharge, when due, and shall cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including without limitation the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company or of any Subsidiary, although Company or such Subsidiary, as applicable, shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 5.14                                Maintenance of Collateral and Properties.

(a)                                  Company shall keep and maintain, and shall cause each Subsidiary to keep and maintain, the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company or such Subsidiary, as applicable, may discontinue the operation and maintenance of any properties if Company or such Subsidiary, as applicable, believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo.  Company shall take, and shall cause each Subsidiary to take, all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)                                 Company shall defend, and shall cause each Subsidiary to defend, the Collateral and all other property against all Liens, claims and demands of all third Persons claiming any interest in the Collateral or such property.  Company shall keep, and shall cause each Subsidiary to keep, all Collateral and other property free and clear of all Liens except Permitted Liens. Company shall take, and shall cause each Subsidiary to take, all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 5.15                                Insurance.  Company shall at all times maintain, and shall cause each Subsidiary to maintain, insurance with insurers acceptable to Wells Fargo, in such amounts and on such terms (including deductibles) as Wells Fargo in its sole discretion may require and including, as applicable and without limitation, business interruption insurance, hazard coverage on an “all risks” basis for all tangible Collateral and other property, and theft and physical damage coverage for Collateral consisting of motor vehicles.  All insurance policies must contain an appropriate lender’s interest endorsement or clause, and name Wells Fargo as an additional insured.

Section 5.16                                Preservation of Existence.  Company shall, and shall cause each Subsidiary to, preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 5.17                                Delivery of Instruments, etc.  Upon request by Wells Fargo, Company shall, and shall cause each Subsidiary to, promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral under this Agreement or constituting collateral under any of the other Security Documents, endorsed or assigned by Company or such Subsidiary, as applicable.

Section 5.18                                Sale or Transfer of Assets; Suspension of Business Operations.  Company shall not, and shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral under this Agreement or any collateral under any of the other Security Documents or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory by Company in the ordinary course of business and shall not liquidate, dissolve or suspend business operations.  Company shall not, and shall not permit any Subsidiary to, transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company or any Subsidiary may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business.  If Company or any Subsidiary transfers any Intellectual Property Rights for value, Company or such Subsidiary, as applicable, shall pay the Proceeds to Wells Fargo for application to the Indebtedness.  Company shall not license any other Person to use any of its Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

Section 5.19                                Consolidation and Merger; Asset Acquisitions.  Company shall not, and shall not permit any Subsidiary to, consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.

Section 5.20                                Sale and Leaseback.  Company shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company or such Subsidiary will sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 5.21                                Restrictions on Nature of Business.  Company shall not, and shall not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by Company or such Subsidiary, as applicable, and will not purchase, lease or otherwise acquire assets not related to its business.

Section 5.22                                Accounting.  Company shall not, and shall not permit any Subsidiary to, adopt any material change in accounting principles except as required by GAAP, consistently applied.  Company shall not, and shall not permit any Subsidiary to, change its fiscal year.

Section 5.23                                Discounts, etc.  After notice from Wells Fargo, Company shall not, and shall not permit any Subsidiary to, grant any discount, credit or allowance to any customer of Company or such Subsidiary, as applicable, or accept any return of goods sold.

Company shall not, and shall not permit any Subsidiary to, at any time modify, amend, subordinate, cancel or terminate any Account.

Section 5.24                                Pension Plans.  Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, none of Company, any Subsidiary or any ERISA Affiliate shall (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

Section 5.25                                Place of Business; Name.  Company shall not, and shall not permit any Subsidiary to, transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises.  Company shall not, and shall not permit any Subsidiary to, permit any tangible Collateral under this Agreement or collateral under any other Security Document or any records relating thereto to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral or such other collateral would be required to be, but has not in fact been, filed in order to perfect the applicable security interest.  Company shall not, and shall not permit any Subsidiary to, change its name or jurisdiction of organization.

Section 5.26                                Constituent Documents; S Corporation Status.  Company shall not, and shall not permit any Subsidiary to, amend its Constituent Documents.  Company shall not, and shall not permit any Subsidiary to, become an S Corporation.

Section 5.27                                Performance by Wells Fargo.  If Company or any Subsidiary fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company or such Subsidiary and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

Section 5.28                                Wells Fargo Appointed as Company’s Attorney in Fact.  To facilitate Wells Fargo’s performance or observance of the obligations of Company and/or any Subsidiary under this Agreement, Company and each Subsidiary hereby irrevocably appoints Wells Fargo, and Wells Fargo’s agents, as its attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company or such Subsidiary, as applicable, any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company or such Subsidiary in accordance with the terms of this Agreement.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

Section 6.1                                      Events of Default.  An “Event of Default” means any of the following:

(a)                                  Company fails to pay any the amount of any Indebtedness on the date that it becomes due and payable;

(b)                                 Company fails to observe or perform any covenant or agreement of Company set forth in this Agreement, or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness;

(c)                                  An Overadvance arises as the result of any reduction in the Borrowing Base or arises in any other manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;

(d)                                 An event of default or termination event (however defined) occurs under any Rate Hedge Agreement, derivative, foreign exchange, or similar transaction or arrangement entered into between Company and Wells Fargo;

(e)                                  A Change of Control shall occur;

(f)                                    Company, any Subsidiary or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company, any Subsidiary or any Guarantor makes an assignment for the benefit of creditors; or Company, any Subsidiary or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company, any Subsidiary or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Company, any Subsidiary or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company, any Subsidiary or any Guarantor;

(g)                                 Company, any Subsidiary or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company, such Subsidiary or such Guarantor as debtor; or any such petition is instituted against Company, any Subsidiary or any Guarantor; or Company, any Subsidiary or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Company, any Subsidiary or any Guarantor.

(h)                                 Any representation or warranty made by Company in this Agreement or in any other Loan Document or by any Guarantor in any Guaranty or in any other Loan Document, or by Company (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or any other Loan Document or in connection with such Guaranty or in any other Loan Document is untrue or misleading in any material respect when delivered to Wells Fargo;

(i)                                     A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $100,000 which is not insured or subject to indemnity, is entered against Company, any Subsidiary or any Guarantor which is not immediately stayed or appealed;

(j)                                     Company, any Subsidiary or any Guarantor is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Company, such Subsidiary or such Guarantor that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(k)                                  Company, any Subsidiary or any Guarantor liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(l)                                     Company, any Subsidiary or any Guarantor fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(m)                               Any Guarantor repudiates or purports to revoke the Guarantor’s Guaranty or other Loan Documents, or fails to perform any obligation under such Guaranty or under such other Loan Documents, or any individual Guarantor dies or becomes incapacitated, or any Guarantor ceases to exist for any reason;

(n)                                 An event of default shall occur under any of the Security Documents or any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement directly or indirectly securing any Indebtedness;

(o)                                 Company engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Debt that the Subordinated Creditor was not contractually entitled to receive under the terms of the applicable Subordination Agreement;

(p)                                 Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or the ability of Company, any Subsidiary or any Guarantor to perform any of its material obligations under any of the Loan Documents to which it is a party, or any other document or agreement described in or related to this Agreement, or there occurs any material adverse change in the business or financial condition of Company, any Subsidiary or any Guarantor.

(q)                                 Any Director, Officer or individual Guarantor is indicted for a felony offence under state or federal law, or Company or any Subsidiary hires an Officer or appoints a Director who has been convicted of any such felony offense.

(r)                                    Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Company’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA.

Section 6.2                                      Rights and Remedies.  During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)                                  Wells Fargo may terminate the Line of Credit and decline to make Advances, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b)                                 Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c)                                  Wells Fargo may, without notice to Company or any Subsidiary, apply any money owing by Wells Fargo to Company or to any Subsidiary to payment of the Indebtedness;

(d)                                 Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral under this Agreement or any other collateral under any of the other Security Documents (without posting a bond or other form of security, which Company and each Subsidiary hereby waives), to proceed with or without judicial process (without a prior hearing or notice of hearing, which Company and each Subsidiary hereby waives) and to sell, lease or otherwise dispose of such Collateral and/or such other collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to such Collateral or to such other collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will, and will cause each Subsidiary to, upon Wells Fargo’s demand assemble such Collateral and such other collateral and make it available to Wells Fargo at any place designated by Wells Fargo;

(e)                                  Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f)                                    Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.10;

(g)                                 Wells Fargo may for any reason apply for the appointment of a receiver of Company and its Subsidiaries or of the Collateral under this Agreement or any other collateral under any of the other Security Documents (to which appointment Company and each Subsidiary hereby consents) without the necessity of posting a bond or other form of security (which Company and each Subsidiary hereby waives), and Company agrees to execute and deliver any and all documents reasonably requested by Wells Fargo relating to the appointment of such receiver; and

(h)                                 Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

Section 6.3                                      Immediate Default and Acceleration.  Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of the Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                      No Waiver; Cumulative Remedies.  No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company, any Subsidiary or any Guarantor to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents.  No notice to or demand on Company, any Subsidiary or any Guarantor in any circumstance shall entitle Company, such Subsidiary or such Guarantor to any additional notice or demand in any other circumstances.  The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law.  Wells Fargo may comply with applicable law in connection with a disposition of Collateral under this Agreement or any other collateral under any of the other Security Documents, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of such Collateral or such other collateral.

Section 7.2                                      Amendment; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral under this Agreement or Wells Fargo’s security interest or Lien in any other collateral under any of the other Security Documents, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that:  (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral or Wells Fargo’s security interest or Lien in any other specific collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver.  The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

Section 7.3                                      Execution in Counterparts; Delivery of Counterparts.  This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument.  Company shall send, and shall cause each Subsidiary to send, the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but the failure of Company or such Subsidiary to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

Section 7.4                                      Notices, Requests, and Communications; Confidentiality.  Except as otherwise expressly provided in this Agreement:

(a)                                  Delivery of Notices, Requests and Communications.  Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s CEO® portal or other secure electronic channel to which the parties have agreed.

(b)                                 Addresses for Delivery.  Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO® portal or other secure electronic channel to which the parties have agreed.

(c)                                  Date of Receipt.  Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO® portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Article I, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d)                                 Confidentiality of Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

Section 7.5                                      Company Information Reporting; Confidentiality.  Except as otherwise expressly provided in this Agreement:

(a)                                  Delivery of Company Information Records.  Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO® portal or other secure electronic channel to which the parties have agreed.

(b)                                 Addresses for Delivery.  Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo’s CEO® portal or other secure electronic channel to which the parties have agreed.

(c)                                  Date of Receipt.  Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo’s CEO® portal or similar secure electronic channel to which the parties have agreed.

(d)                                 Authentication of Company Information Records.  Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO® portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO® agreement.

(e)                                  Certification of Company Information Records.  Any Record (including without limitation any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)                                    Confidentiality of Company Information Records Sent by Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.  Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo’s CEO® portal file upload service without risk of unauthorized disclosure.

Section 7.6                                      Further Documents.  Company shall, and shall cause each Subsidiary to, from time to time, execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce Wells Fargo’s Security Interest in the Collateral and Wells Fargo’s security interest or Lien in any other collateral under any of the other Security Documents, or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company or any Subsidiary executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and Wells Fargo’s Security Interest or any other security interest or Lien of Wells Fargo, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 7.7                                      Costs and Expenses.  Company shall pay on demand all costs and expenses, including without limitation reasonable attorneys’ fees and reasonable consultant’s fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of Wells Fargo’s Security Interest in the Collateral under this Agreement and all other security interests and Liens of Wells Fargo in any other collateral under any of the other Security Documents.  Without limiting the generality of the foregoing, Company acknowledges and agrees that it is obligated to reimburse Wells Fargo the full amount of any payment made by

Wells Fargo pursuant to the Lockbox and Blocked Account Agreement by and among Company, Wells Fargo and Harris N.A. of even date herewith.

Section 7.8                                      Indemnity.  In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future officers, directors, employees, attorneys and agents (each an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)                                  Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)                                 Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c)                                  Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company’s sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.  Company’s obligations under this Section shall survive the termination of this Agreement and the discharge of Company’s other obligations under this Agreement.

Section 7.9                                      Retention of Company’s Records.  Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company, any Subsidiary or any Guarantor in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo.  If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

Section 7.10                                Binding Effect; Assignment; Complete Agreement.  The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and its Subsidiaries and Wells Fargo and their respective successors and assigns, except that neither Company nor any Subsidiary shall have the right to assign its rights under this Agreement or under any other Loan Document or any interest in this Agreement or in any other Loan Document without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Company and each Subsidiary waives and will not assert against any assignee any claims, defenses or set-offs which Company or such Subsidiary could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

Section 7.11                                Sharing of Information.  Wells Fargo may share any Confidential Information that it may have regarding Company, its Subsidiaries and its Affiliates with its accountants, lawyers, and other advisors, and with each business unit and line of business within Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company.

Section 7.12                                Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

Section 7.13                                Headings.  Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 7.14                                Definitional Terms and Rules of Interpretation.  All accounting terms not otherwise defined in this Agreement shall have the meanings given them in accordance with GAAP.  Unless the context clearly requires otherwise, the word “or” has the inclusive meaning represented by the phrase “and/or”.  Reference to any agreement (including without limitation the Loan Documents), document or instrument means the agreement, document or instrument as amended, restated or supplemented, subject to any restrictions on amendment contained therein (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents).  Unless otherwise specified, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time, and any corresponding provisions of successor statutes or regulations.

Section 7.15                                Customer Identification — USA Patriot Act Notice.  Wells Fargo hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of

Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), Wells Fargo is required to obtain, verify and record certain information and documentation that identifies Company and each Subsidiary, which information includes the name and address of Company and each Subsidiary and such other information that will allow Wells Fargo to identify Company and each Subsidiary in accordance with the Act.

Section 7.16                                Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota.  The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo, Company or any Subsidiary in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Minneapolis, County of Hennepin, State of Minnesota; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Signature page(s) follow

COMPANY AND WELLS FARGO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

ANALYSTS INTERNATIONAL CORPORATION

By:	/s/ Randy Strobel
Name:	Randy Strobel
Its:	Senior Vice President, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Karen J. Hagen
Name:	Karen J. Hagen
Its:	Officer

Waiver

COMPANY AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK, NATIONAL ASSOCIATION		ANALYSTS INTERNATIONAL CORPORATION

By:	/s/ Karen J. Hagen	By:	/s/ Randy Strobel

	Name: Karen J. Hagen		Name:	Randy Strobel
	Its: Officer		Its:	Senior Vice President, Chief Financial Officer

Wells Fargo Bank, National Association MAC N9312-040 109 South Seventh Street, Suite 4 Minneapolis, MN 55402 Fax: (612) 673-8589 Attention: Karen Hagen e-mail: karen.j.hagen@wellsfargo.com		Analysts International Corporation 3601 West 76th Street Minneapolis, MN 55435 Fax: (952) 838-3175 Attention: Randy Strobel e-mail: rstrobel@analysts.com

Signature Page to Credit and Security Agreement

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Account Funds” is defined in Section 1.6(a).

“Accounts” shall have the meaning given it under the UCC.

“Advance” and “Advances” means an advance or advances under the Line of Credit.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Company, including without limitation any Subsidiary of Company.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Authenticated” means (e) to have signed; or (f) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Billed Account” means an unpaid Account of Company arising from the sale or lease of goods or the performance of any services, net of any credits, with respect to which Company has earned full payment and has issued an invoice to the applicable account debtor.

“Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company or its Subsidiaries, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company or its Subsidiaries and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a Fixed Rate Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person for any period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are capitalized on such Person’s balance sheet.

“Cash-on-Hand” means all fully collected funds deposited by Company in an account at Wells Fargo.

“CEO®” is defined in Section 5.1(c).

“Change of Control” shall mean any one or more of the following events:

(a)                                  The purchase or other acquisition by any one Person, or more than one Person acting as a group, of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one Person or more than one Person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same Person or Persons shall not be considered a Change of Control;

(b)                                 Any one Person, or more than one Person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting more than 50%  of the total combined voting power of all classes of stock issued by the Company;

(c)                                  A change in the composition of the board of directors of the Company at any time during any consecutive twelve (12) month period such that the Continuity Directors cease for any reason to constitute at least 66 2/3% majority of the board of directors.

“Collateral” means all of Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Intellectual Property Rights, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including without limitation all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable.

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of commercial letters of credit entered into between Company as applicant and Wells Fargo as issuer.

“Company” is defined in the Preamble.

“Confidential Information” means all non-public, confidential or proprietary information of Company and/or any Subsidiary that is disclosed to Wells Fargo prior to or during the term of this Agreement by Company or any Subsidiary or any of its officers, employees, agents or representatives, and includes, without limitation, any trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Company or by or for any Subsidiary.

“Consolidated Group” means Company and its consolidated Subsidiaries.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Continuity Directors” means those members of the board of directors of the Company who either:

(a)                                  were directors at the beginning of the applicable twelve (12) month period; or

(b)                                 were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing board of directors of the Company.

“Copyright Security Agreement” means each Copyright Security Agreement given by Company or any Subsidiary of Company in favor of Wells Fargo, together with all amendments, modifications and restatements thereof.

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default Period” is defined in Section 1.7(b).

“Default Rate” is defined in Section 1.7(b).

“Dilution” means, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, net credits, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its sole discretion during this period, by (b) Company’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Dilution Reserve” means, as of any date of determination, an amount that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base to reflect a reduction in the advance rates applicable to Eligible Billed Accounts and/or Eligible Unbilled Accounts to accomplish a two percent (2%) reduction in such advance rates for each percentage point by which Dilution on the date of determination is in excess of two and one-half percent (2.5%).

“Director” means a director if Company is a corporation, or a governor or manager if Company is a limited liability company.

“Earnings Before Taxes” means, for any Person for any period, pretax earnings of such Person from operations during such period, excluding extraordinary gains, but including extraordinary losses.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Billed Accounts” means all unpaid Billed Accounts of Company, but excluding any Billed Accounts having any of the following characteristics:

(a)                                  That portion of Billed Accounts unpaid 90 days or more after the invoice date; provided, however, the foregoing period shall be 120 days for Billed Accounts with respect to which IBM is the account debtor;

(b)                                 That portion of Billed Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)                                  That portion of Billed Accounts not yet earned by the final delivery of goods or that portion of Billed Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services and progress billings;

(d)                                 Billed Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)                                  Billed Accounts owed by any unit of the United States federal government or any unit of any foreign government (except that there shall be included in Eligible Billed Accounts that portion of Billed Accounts owed by such units of United States federal government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Billed Accounts, and (ii) such Billed Accounts may be enforced by Wells Fargo directly against such unit of the United States federal government under all applicable laws);

(f)                                    Billed Accounts denominated in any currency other than United States Dollars;

(g)                                 Billed Accounts owed by an account debtor located outside the United States which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion, or (iii) covered by an Ex-Im Bank working capital guaranty acceptable to Wells Fargo in its sole discretion;

(h)                                 Billed Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of business;

(i)                                     Billed Accounts owed by a Subsidiary, Affiliate, Officer, Director or employee of Company;

(j)                                     Billed Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k)                                  That portion of Billed Accounts that has been restructured, extended, amended or modified;

(l)                                     That portion of Billed Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)                               Billed Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that (i) the aggregate balance of such Billed Accounts of such account debtor exceeds 20% of the aggregate amount of all Billed Accounts, or (ii) the aggregate balance of such Billed Accounts and the Unbilled Accounts of such account debtor exceeds 20% of the aggregate amount of all Billed Accounts and Unbilled Accounts;

(n)                                 Billed Accounts owed by an account debtor, regardless of whether otherwise eligible, if (i) 20% or more of the total amount of Billed Accounts of such account debtor due from such account debtor is ineligible under clauses (a), (b) or (k) above, or (ii) 20% or more of the total amount of Billed Accounts and Unbilled Accounts due from such account debtor is ineligible under clauses (a), (b) or (k) above or under clauses (a), (b) or (k) of the definition of “Eligible Unbilled Accounts”;

(o)                                 Billed Accounts, or portions of Billed Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Eligible Unbilled Accounts” means all unpaid Unbilled Accounts of Company, but excluding any Unbilled Accounts having any of the following characteristics:

(a)                                  That portion of Unbilled Accounts which are unbilled 40 days or more after Company’s completion of the service or the date of the sale related to such Unbilled Account;

(b)                                 That portion of Unbilled Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)                                  That portion of Unbilled Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services and progress billings;

(d)                                 Unbilled Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)                                  Unbilled Accounts owed by any unit of the United States federal government or any unit of any foreign government;

(f)                                    Unbilled Accounts denominated in any currency other than United States Dollars;

(g)                                 Unbilled Accounts owed by an account debtor located outside the United States;

(h)                                 Unbilled Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of business;

(i)                                     Unbilled Accounts owed by a Subsidiary, Affiliate, Officer, Director or employee of Company;

(j)                                     Unbilled Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k)                                  That portion of Unbilled Accounts that has been restructured, extended, amended or modified;

(l)                                     That portion of Unbilled Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)                               Unbilled Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that (i) the aggregate balance of such Unbilled Accounts of such account debtor exceeds 20% of the aggregate amount of all Unbilled Accounts, or (ii) the aggregate balance of such Unbilled Accounts and Billed Accounts of such account debtor exceeds 20% of the aggregate amount of all Unbilled Accounts and Billed Accounts;

(n)                                 Unbilled Accounts owed by an account debtor, regardless of whether otherwise eligible if (i) 20% or more of the total amount of Unbilled Accounts due from such account debtor is ineligible under clauses (a), (b) or (k) above, or (ii) 20% or more of the total amount of Unbilled Accounts and Billed Accounts due from such account debtor is ineligible under clauses (a), (b) or (k) above or under clauses (a), (b) or (k) of the definition of “Eligible Billed Accounts”;

(o)                                 Unbilled Accounts, or portion of Unbilled Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Company or any Subsidiary and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Excess Borrowing Base Availability” means, at any date of determination, the amount by which the Borrowing Base exceeds the sum of the outstanding Advances and the L/C Amount.

“Fixed Rate” is defined in Section 1.7(a).

“Fixed Rate Interest Period” means a three (3) month period that commences on (and includes) the Business Day on which either a Fixed Rate Advance is made or continued or on which a Floating Rate Advance is converted to a Fixed Rate Advance, and ending on (but excluding) the Business Day numerically corresponding to that date three (3) months thereafter, during which period the outstanding principal amount of the Fixed Rate Advance shall bear interest at the Fixed Rate; provided, however, that:

(a)                                  If a Fixed Rate Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Fixed Rate Interest Period shall end on the last Business Day of the preceding month;

(b)                                 No Fixed Rate Interest Period may have a term that extends beyond the Maturity Date; and

(c)                                  No Fixed Rate Interest Period may be selected if any part of the Fixed Rate Advance must contractually be prepaid prior to the end of the Fixed Rate Interest Period.

“Fixed Rate Advance” is defined in Section 1.3(a).

“Floating Rate” is defined in Section 1.7(a).

“Floating Rate Advance” is defined in Section 1.3(a).

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor” means, as the context may require, Analysts International Business Solution Services, LLC, Analysts International Business Resource Services, LLC, Analysts International Management Services, LLC, Analysts International Strategic Sourcing Services, LLC, Medical Concepts Staffing, Inc. and any other Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty (and “Guarantors” means all of foregoing collectively).

“Guaranty” means a guaranty executed by a Guarantor in favor of Wells Fargo, together with all amendments, modifications and restatements thereof (and “Guaranties” means all of the guaranties collectively).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, or petroleum, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IBM” means International Business Machines Corp., a New York corporation.

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Company and/or any of its Subsidiaries to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Company and/or any of its Subsidiaries may enter into at any time with Wells Fargo, whether or not Company and/or any of its Subsidiaries may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitee” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including without limitation all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Payment Date” means (i) with respect to each Floating Rate Advance, the first day of each month and (ii) with respect to each Fixed Rate Advance, the last day of the applicable Fixed Rate Interest Period; provided, however, that if a Fixed Rate Interest Period is in excess of one month, and is not subject to a Rate Hedge, then the Interest Payment Date with respect to such Fixed Rate Advance shall be the first day of each month, and (iii) with respect to  Fixed Rate Interest Period subject to a Rate Hedge, the earlier of the last day of the Fixed Rate Interest Period or the Termination Date.

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor federal tax code, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

“L/C Amount” means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

“L/C Application” means an application for the issuance of standby or commercial Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, in form acceptable to Wells Fargo.

“Letter of Credit” and “Letters of Credit” are each defined in Section 1.11(a).

“Licensed Intellectual Property” is defined in Exhibit D.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% — LIBOR Reserve Percentage

(a)                                  “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo (i) for the purpose of calculating the effective Floating Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans, or (ii) for the purpose of calculating the effective Fixed Rate for loans making reference to LIBOR as the Inter-Bank Market Offered Rate on the first day of a Fixed Rate Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in the Fixed Rate Interest Period and in an amount approximately equal to the principal amount to which the Fixed Rate Interest Period applies.  Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market Offered Rate as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)                                 “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable term of the Revolving Note.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including without limitation the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, the Guaranties, the Subordination Agreements, if any, the Standby Letter of Credit Agreement, the Commercial Letter of Credit Agreement, the L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company or any Subsidiary of Company now or in the future may be a party and which may be required by Wells Fargo.

“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Margin” means a rate per annum, expressed as a percentage, as more fully defined in Section 1.7(a).

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

“Maturity Date” means September 30, 2012.

“Maximum Line Amount” means $15,000,000.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any Subsidiary of Company or any ERISA Affiliate contributes or is obligated to contribute.

“Obligation of Reimbursement” is defined in Section 1.11(b).

“OFAC” is defined in Section 5.12(b).

“Officer” means with respect to Company, an officer if Company is a corporation, a manager if Company is a limited liability company, or a partner if Company is a partnership.

“Operating Account” is defined in Section 1.3(a), maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Overadvance” means the amount, if any, by which the outstanding principal amount of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement given by Company or any Subsidiary of Company in favor of Wells Fargo, together with all amendments, modifications and restatements thereof.

“Payroll Reserve” means an amount determined by Wells Fargo in its sole discretion, based on historical information of Company, equal to two (2) weeks of payroll and payroll taxes of Company.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.

“Premises” is defined in Section 2.4(a).

“Proceeds” shall have the meaning given it under the UCC.

“Rate Hedge” means any interest rate swap or interest rate collar agreement applicable to borrowings advanced by Wells Fargo under the Line of Credit.

“Rate Hedge Agreement” is an agreement entered into between Wells Fargo (or any of its affiliates) and Company and/or any of its Subsidiaries for purposes of providing Company and/or any of its Subsidiaries with a Rate Hedge.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Note” is defined in Section 1.1(d).

“Security Agreement” means any security agreement of any Person in favor of Wells Fargo, granting Wells Fargo a security interest in property described therein, together with all amendments, modifications and restatements thereof.

“Security Documents” means this Agreement, the Copyright Security Agreements, the Patent and Trademark Security Agreements, all other Security Agreements and any other document delivered to Wells Fargo from time to time to secure the Indebtedness or any guaranty of the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Shareholder” means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.

“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully defined in Section 1.11.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Company as applicant and Wells Fargo as issuer.

“Subcontractor Payables” means, at any date of determination, the aggregate amount of accounts payable owed by Company to subcontractors of Company.

“Subordinated Creditor” means any Person now or in the future subordinating indebtedness of Company or any Subsidiary of Company held by that Person to the payment of the Indebtedness pursuant to a Subordination Agreement.

“Subordinated Debt” means indebtedness owed by Company that has been subordinated to Wells Fargo by a Subordinated Creditor pursuant to a Subordination Agreement.

“Subordination Agreement” means a subordination agreement in form and content acceptable to Wells Fargo in its sole discretion, executed by a Subordinated Creditor in favor of Wells Fargo (and “Subordination Agreements” means all of the subordination agreements collectively).

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unbilled Account” means an unpaid Account of Company arising from the sale or lease of goods or the performance of services, net of any credits, with respect to which Company has earned full payment but has not issued an invoice to the applicable account debtor.

“Unused Amount” is defined in Section 1.8(b).

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement have an address of 3601 West 76th Street, Minneapolis, Minnesota 55435, and are legally described as follows:

South Edina Development 3rd ADD, Lot 001 Block 001

In the event of any conflict between the address and the legal description, the legal description shall control.

B-1

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo.  The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A.                                    Loan Documents to be Executed by Company and Subsidiaries:

(1)                                  The Revolving Note.

(2)                                  The Credit and Security Agreement.

(3)                                  The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Company will subscribe to, including without limitation the Lockbox and Collection Account Service Description.

(4)                                  The Copyright Security Agreement.

(5)                                  The Patent and Trademark Security Agreement.

(6)                                  A Standby Letter of Credit Agreement and a Commercial Letter of Credit Agreement, together with a separate L/C Application for each Letter of Credit that Company has requested that Wells Fargo issue.

(7)                                  The Collateral Pledge Agreement of Company, pursuant to which Company grants Wells Fargo a security interest in the ownership interests in the Subsidiaries more fully described in the Collateral Pledge Agreement, together with the stock certificates and stock powers.

(8)                                  The Guaranties of Analysts International Business Solution Services, LLC, Analysts International Business Resource Services, LLC, Analysts International Management Services, LLC, Analysts International Strategic Sourcing Services, LLC and of Medical Concepts Staffing, Inc.

(9)                                  The Security Agreements of Analysts International Business Solution Services, LLC, Analysts International Business Resource Services, LLC, Analysts International Management Services, LLC, Analysts International Strategic Sourcing Services, LLC and of Medical Concepts Staffing, Inc.

B.                                    Loan Documents to be Executed by Third Parties:

(1)                                  A Landlord’s Disclaimer and Consent with respect to each lease entered into by Company or any Subsidiary with respect to Company’s chief executive office located at 3601 West 76th Street, Minneapolis, Minnesota 55435.

(2)                                  Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender’s interest endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

C.                                    Documents Related to the Premises:

(1)                                  Copies of any lease pursuant to which Company or any Subsidiary is leasing the Premises from a lessor.

D.                                    Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches:

(1)                                  Current searches of Company and each Subsidiary in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the property of Company or any Subsidiary except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advance, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest in the Collateral under this Agreement and the security interests and Liens in all other collateral under the other Security Documents, to the extent the Security Interest or such other security interest or Lien is capable of being perfected by filing.

E.                                      Constituent Documents:

(1)                                  The Certificate of Authority of Company, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Company’s Directors authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Company is a party, (ii) an Incumbency Certificate containing the signatures of Company’s Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Company’s behalf, (iii) Company’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Company’s state of organization, certifying that Company is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Company’s secretary or assistant secretary certifying that the Certificate of Authority of Company is true, correct and complete.

(2)                                  The Certificate of Authority of Corporate Guarantor for each Guarantor, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Guarantor’s Directors authorizing the execution, delivery and performance of the Guaranty of Corporation, (ii) an Incumbency Certificate containing the signatures of Guarantor’s Officers or agents authorized to execute and deliver the Guaranty by Corporation on Guarantor’s behalf, (iii) Guarantor’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Guarantor’s state of organization, certifying that Guarantor is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Guarantor’s secretary or assistant secretary, or equivalent Officer, certifying that the Certificate of Authority of Corporate Guarantor and all attached exhibits are true, correct and complete.

(3)                                  Current Evidence that Company and each Guarantor is licensed or qualified to transact business in the jurisdiction where organized.

(4)                                  A Customer Identification Information Form for Company and each Subsidiary and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

F.                                      Miscellaneous Matters or Documents:

(1)                                  Payment of fees due under this Agreement through the date of initial Advance or issuance of a Letter of Credit.

(2)                                  Evidence that, as of September 5, 2009, and after satisfying all obligations owed to Company’s prior lender, if any, paying all trade payables older than 30 days from invoice date, and paying all book overdrafts and closing costs, Cash-on-Hand and Excess Borrowing Base Availability under the Line of Credit is not less than $13,000,000.

(3)                                  Such other documents and items as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)                                  Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Company and each of its Subsidiaries is a corporation or limited liability company, organized, validly existing and in good standing under the laws of the State of Minnesota, and each is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Company and each of its Subsidiaries has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement.  During their existence, Company and each of its Subsidiaries has done business solely under the names set forth below in addition to its correct legal name.  The chief executive office and principal place of business of Company and each of its Subsidiaries is located at the address set forth below, and all of the records of Company and each of its Subsidiaries relating to its business or its properties are kept at that location.  All Inventory and Equipment of Company and each of its Subsidiaries is located at that location or at one of the other locations set forth below.  The name, Federal Employer Identification Number and Organization Identification Number of Company and each of its Subsidiaries are correctly set forth below.

Trade Names

•      AIC

•      Analysts International

•      Analysts International Corporation

Chief Executive Office / Principal Place of Business

3601 West 76th Street

Minneapolis, MN 55435

Other Inventory and Equipment Locations

1.               3252 University Drive, Suite 200, Auburn Hills, MI 48326

2.               3101 Technology Blvd., Lansing, MI 48910

3.               5445 DTC Parkway, Suite 320, Denver, CO 80111

4.               3169 Holcomb Bridge Road, Suite 210, Norcross, GA 30071

5.               1101 Perimeter Drive, Suites 830 and 835, Schaumburg, IL 60173

6.               8720 Castle Creek Parkway, Suite 120, Indianapolis, IN 46250

7.               2365 Harrodsburg Road, Southcreek Park Bldg G, Lexington, KY 40504

8.               229 W. Main Street, Suite 203, Frankfort, KY 40601

9.               1530 Greenview Drive SW, Suite 112A, Rochester, MN 55902

10.         2345 Grand Blvd., Suite 750, Kansas City, MO 64108

11.         1065 Executive Parkway, Suite 300, St. Louis, MO 63141

12.         2200 Gateway Center Blvd., Suite 209, Morrisville, NC 27560

13.         702 N. 129th Street, Suite 123, Omaha, NE 68154

14.         99 Wood Ave. S., Suite 303, Iselin, NJ 08830

15.         Tri West Plaza, 3030 LBJ Frwy, Suite 820, Dallas, TX 75234

16.         Westpark Office Complex Bldg., 8140 N. Mopac, Suite 245, Austin, TX 78759

17.         1177 W. Loop Building & 1177 W. Loop South, Suite 725, Houston, TX 77027

18.         4136 Innslake Drive, Glen Allen, VA 23060

19.         600 108th Ave. NE, Suite 345, Bellevue, WA 98004

Name, Federal Employer Identification Number and Organization Identification Number

Analysts International Corporation

FEIN: 41-0905408

Organizational ID: NAICS 561330 / SIC 7363

(b)                                 Capitalization.  The Capitalization Chart below constitutes a correct and complete list of all ownership interests of Company and each of its Subsidiaries and all rights to acquire ownership interests, including the record holder, number of interests and percentage interests on a fully diluted basis, and the Organizational Chart below shows the ownership structure of all Subsidiaries of Company.

Capitalization Chart

Publicly traded company: NASDAQ: ANLY

Organizational Chart

(c)                                  Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Company and each of its Subsidiaries of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s or any Subsidiary’s Shareholders; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or to any Subsidiary or of Company’s or such Subsidiary’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company or any Subsidiary is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest or any other security interest in favor of Wells Fargo) upon or with respect to any of the properties now owned or subsequently acquired by Company or any Subsidiary.

(d)                                 Legal Agreements.  This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company and each of its Subsidiaries which is a party thereto, enforceable against Company and each of its Subsidiaries in accordance with their respective terms.

(e)                                  Subsidiaries.  Except as disclosed below, Company has no Subsidiaries.

Subsidiaries

Analysts International Business Solution Services, LLC, Analysts International Business Resource Services, LLC, Analysts International Management Services, LLC, Analysts International Strategic Sourcing Services, LLC, Medical Concepts Staffing, Inc. and AiC Analysts Ltd.

(f)                                    Financial Condition; No Adverse Change.  Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended December 31, 2008 and unaudited financial statements for the fiscal-year-to-date period ended July 4, 2009 and those statements fairly present the financial condition of Company and its Subsidiaries as of those dates and the results of Company and its Subsidiaries’ operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no material adverse change in business, properties or condition (financial or otherwise) of Company or its Subsidiaries.

(g)                                 Litigation.  There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any of its Subsidiaries or any of its Affiliates or the properties of Company or any of its Subsidiaries or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Subsidiaries or any of its Affiliates, would have a material adverse effect on the financial condition, properties or operations of Company or any of its Subsidiaries or any of its Affiliates.

Litigation Matters in Excess of $100,000

None.

(h)                                 Intellectual Property Rights.

(i)                                     Owned Intellectual Property.  Set forth below is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Company or any Subsidiary is the owner of record (the “Owned Intellectual Property”).  Except as set forth below, (A) Company or such Subsidiary, as applicable, owns the Owned Intellectual Property free and clear of all restrictions (including without limitation covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or such Subsidiary, as applicable, or otherwise, (B) no Person other than Company or such Subsidiary, as applicable, owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company or such Subsidiary, as applicable, has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii)                                  Agreements with Employees and Contractors.  To the best of Company’s and each Subsidiary’s knowledge, Company and each Subsidiary has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to Company or such Subsidiary, as applicable, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Company or such Subsidiary (except to the extent prohibited by law), and further obligating that Person to cooperate with Company or such Subsidiary, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company or such Subsidiary, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

(iii)                               Intellectual Property Rights Licensed from Others.  Set forth below is a complete list of all agreements under which Company or any Subsidiary has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company or such Subsidiary is obligated to make with respect to Licensed Intellectual Property.  Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, the licenses of Company or any Subsidiary to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether agreed to in a Record Authenticated by Company or such Subsidiary or otherwise.  Except as disclosed below, neither Company nor any Subsidiary is contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv)                              Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the business of Company and each Subsidiary as it is presently conducted or as Company or such Subsidiary reasonably foresees conducting it.

(v)                                 Infringement.  Except as disclosed below, neither Company nor any Subsidiary has knowledge of, or has received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company or any Subsidiary must license or refrain from using the Intellectual Property Rights of any Person) and, to the knowledge of Company and each Subsidiary, there is not any threatened claim or any reasonable basis for any such claim.

Intellectual Property Disclosures

MARK	SERIAL NO.	REG. NO.

	80140200	TMA493176

	77/388,676

	77/742,368

ANALYSTS INTERNATIONAL	1022263	TMA574540

ANALYSTS INTERNATIONAL	1291240

ANALYSTS INTERNATIONAL	379226	618271

ANALYSTS INTERNATIONAL	379227	624875

ANALYSTS INTERNATIONAL	75/629,884	2,354,918

ANALYSTS INTERNATIONAL	78/818,975	3,227,276

ANALYSTS INTERNATIONAL CORPORATION	801403	TMA578633

ANALYSTS INTERNATIONAL CORPORATION	74/713,939	2,074,968

NEW EQUITIES	78/434,089	3,047,008

RADD	882044	TMA529369

RADD	75/459,783	2,253,368

SYMMETRY WORKFORCE SOLUTIONS	78/954,702	3,352,428

Licensed Intellectual Property:  None.

(i)                                     Taxes.  Company, its Subsidiaries and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  Company, its Subsidiaries and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Company, any Subsidiary or any Affiliate, as the case may be, are required to be filed, and Company, its Subsidiaries and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j)                                     Titles and Liens.  Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  Each Subsidiary has good and absolute title to all collateral granted to Wells Fargo under any Security Document free and clear of all Liens other than Permitted Liens.  No financing statement naming Company or any Subsidiary as debtor is on file in any office except to perfect only Permitted Liens.

(k)                                  No Defaults.  Company and each of its Subsidiaries is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the financial condition, properties or operations of Company or such Subsidiary.

(l)                                     Submissions to Wells Fargo.  All financial and other information provided to Wells Fargo by or on behalf of Company and each Subsidiary in connection with this Agreement (i) is true and correct in all material respects, (ii) does not knowingly omit any material fact that would cause such information to be misleading, and (iii) as to projections, valuations or proforma financial statements, presents a good faith opinion as to such projections, valuations and proforma condition and results.

(m)                               Financing Statements.  Company and each Subsidiary has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other security interests and Liens created by the Security Documents.  When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral under this Agreement and all Collateral under the other Security Documents which is capable of being perfected by the filing of financing statements.  None of the Collateral or any other such collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect thereto.

(n)                                 Rights to Payment.  To the best of Company’s knowledge, each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral under this Agreement or collateral under any other Security Document is (or, in the case of all future Collateral or other such collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o)                                 Employee Benefit Plans.

(i)                                     Maintenance and Contributions to Plans.  Except as disclosed below, no Company, Subsidiary or ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)                                  Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed below, no Company, Subsidiary or ERISA Affiliate has (A) knowledge that Company, any Subsidiary or any ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(iii)                               Funding Deficiencies and Other Liabilities.  No Company, Subsidiary or ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans

1.               Analysts International Corporation Savings and Investment Plan

2.               Special Executive Retirement Plan

3.               Supplemental Medicare Coverage Plan

4.               Supplemental Dental Coverage Plan

5.               Analysts International Corporation Retiree Medical and Dental Benefit Program

(p)                                 Environmental Matters.

(i)                                     Hazardous Substances on Premises.  Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for Company, any Subsidiary or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii)                                  Disposal of Hazardous Substances.  Except as disclosed below, neither Company nor its Subsidiaries have disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii)                               Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises, Company or any Subsidiary, alleging material liability under, violation of, or noncompliance with any Environmental

Law or any license, permit or other authorization issued pursuant to such an Environmental Law.

(iv)                              Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed below, Company and each of its Subsidiaries (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v)                                 Status of Premises.  Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi)                              Environmental Audits, Reports, Permits and Licenses.  Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company’s businesses.

Environmental Matters

None.

(q)                                 Regulation U.  Neither Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(r)                                    Investment Company and Public Utility Holding Company Acts.  Neither Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:                                                                              Wells Fargo Bank, National Association

Date:                                                                    [                                      , 20        ]

Subject:                                                     Financial Statements

In accordance with our Credit and Security Agreement dated September 30, 2009 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Analysts International Corporation (“Company”) dated [                              , 20        ] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate and not otherwise defined herein have the meanings given in the Credit Agreement.

A.                                    Preparation and Accuracy of Financial Statements.  I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B.                                    Name of Company; Merger and Consolidation.  I certify that:

(Check one)

☐                                    Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐                                    Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.                                    Events of Default.  I certify that:

(Check one)

☐                                    I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐                                    I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.                                    Litigation Matters.  I certify that:

(Check one)

☐                                    I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐                                    I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.                                      Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.                                       Minimum Year-to-Date Earnings Before Taxes.  Pursuant to Section 5.2(a) of the Credit Agreement, Company’s Earnings Before Taxes for the year-to-date period ending on the Reporting Date, was [$                          ], which ☐  satisfies ☐  does not satisfy the requirement that such amount be not less than the applicable year-to-date amount set forth in the table below (numbers appearing between “< >“ are negative) on the Reporting Date:

Year-to-Date Period Ended	Minimum Earnings Before Taxes
September 2009	$<16,000,000>
December 2009	$<17,000,000>
March 2010	$<3,000,000>
June 2010	$<3,500,000>
September 2010	$<3,250,000>
December 2010	$<2,000,000>
March 2011	$100,000
June 2011	$250,000
September 2011	$350,000
December 2011	$500,000
March 2012	$100,000
June 2012	$250,000
September 2012	$350,000

2.                                       Capital Expenditures.  Pursuant to Section 5.2(b) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended [                              , 200      ], for Capital Expenditures, [$                                      ] in the aggregate and at most [$                              ] in any one transaction, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $2,000,000 in the aggregate and $2,000,000 for any one transaction during such year.

3.                                       Minimum Excess Borrowing Base Availability.  Pursuant to Section 5.2(c) of the Credit Agreement, the current Excess Borrowing Base Availability [$                                      ], which ☐ satisfies ☐ does not satisfy the requirement Company maintain an Excess Borrowing Base Availability of at least $5,000,000.

4.                                       Salaries.  Company ☐ is ☐ is not in compliance with Section 5.9 of the Credit Agreement, which requires that Company not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

ANALYSTS INTERNATIONAL CORPORATION

By:
Its: Chief Financial Officer

Exhibit F to Credit and Security Agreement

PERMITTED LIENS

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.

None.

INDEBTEDNESS

Creditor	Current Principal Amt.	Maturity Date	Monthly Payment	Collateral

None.

GUARANTIES

Primary Obligor	Amount and Description of Obligation Guaranteed	Beneficiary of Guaranty

None.

F-1

Exhibit G to Credit and Security Agreement

REVOLVING NOTE

$15,000,000	September 30, 2009

FOR VALUE RECEIVED, the undersigned, ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (“Company”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the Termination Date described in the Credit and Security Agreement dated as of September 30, 2009 (as amended from time to time, the “Credit Agreement”) and entered into between Wells Fargo and Company, at Wells Fargo’s office at MAC N9312-040, 109 South Seventh Street, Minneapolis, Minnesota 55402, or at any other place designated at any time by the holder, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000) or the aggregate unpaid principal amount of all Advances under the Line of Credit made by Wells Fargo to Company under the terms of the Credit Agreement, together with interest on the principal amount computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate or rates from time to time in effect under the terms of the Credit Agreement.  Principal and interest accruing on the unpaid principal balance amount of this Revolving Note shall be due and payable as provided in the Credit Agreement.  This Revolving Note may be prepaid only in accordance with the Credit Agreement.

This Revolving Note is the Revolving Note referred to in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for the acceleration of this Revolving Note.  This Revolving Note is secured, among other things, by the Credit Agreement and the Security Documents as defined in the Credit Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.

Company shall pay all costs of collection, including without limitation reasonable attorneys’ fees and legal expenses, if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ANALYSTS INTERNATIONAL CORPORATION

By:
Name:
Its:

G-1